                                                                     EXHIBIT 4.9


                           SERIES 1995-1 SUPPLEMENT
                      TO POOLING AND SERVICING AGREEMENT


                         dated as of October 31, 1995


                                     among


                          NOTEPAD FUNDING CORPORATION
                                as Transferor,


                    WILLIAMHOUSE-REGENCY OF DELAWARE, INC.
                                 as Servicer,


                                      and


                    MANUFACTURERS AND TRADERS TRUST COMPANY
                                  as Trustee





                 WILLIAMHOUSE-REGENCY RECEIVABLES MASTER TRUST
                    $45,000,000 SERIES 1995-1 CERTIFICATES

                               TABLE OF CONTENTS


ARTICLE I  DEFINITIONS; INCORPORATION OF TERMS

    SECTION 1.1   Definitions..................................  1
    SECTION 1.2   Incorporation of Terms....................... 22

ARTICLE II  DESIGNATION

    SECTION 2.1   Designation.................................. 22

ARTICLE III  CONDITIONS TO ISSUANCE

    SECTION 3.1   Conditions to Issuance....................... 23

ARTICLE IV  PAYMENTS AND ALLOCATIONS
    SECTION 4.1   Interest; Additional Amounts................. 23
    SECTION 4.2   Daily Calculations and Series Allocations.... 24
    SECTION 4.3   Allocations of Daily Series Collections
                     (Other Than in an Early Amortization
                     Period)................................... 24
    SECTION 4.4   Allocations of Daily Series Collections
                     During an Early Amortization Period....... 26
    SECTION 4.5   Withdrawals from the Equalization Account.... 27
    SECTION 4.6   Available Subordinated Amount................ 28
    SECTION 4.7   Write-Offs and Recoveries.................... 29
    SECTION 4.8   Certain Dilution in an Early Amortization
                     Period.................................... 29
    SECTION 4.9   Defeasance................................... 30
    SECTION 4.10  Calculation of Dilution...................... 30

ARTICLE V  DISTRIBUTIONS AND REPORTS
    SECTION 5.1   Distributions................................ 31
    SECTION 5.2   Special Distributions on the Refinancing Date 32
    SECTION 5.3   Payments in Respect of Transferor Certificate 32
    SECTION 5.4   Daily Reports and Monthly Reports............ 32
    SECTION 5.5   Annual Tax Information....................... 33
    SECTION 5.6   Periodic Perfection Certificate.............. 33

ARTICLE VI  EARLY AMORTIZATION EVENTS

    SECTION 6.1   Early Amortization Events.................... 34
    SECTION 6.2   Early Amortization Period.................... 36

ARTICLE VII  OPTIONAL REDEMPTION; INDEMNITIES

    SECTION 7.1  Optional Redemption of Investor Interests..... 37
    SECTION 7.2  Indemnification by Transferor................. 37
    SECTION 7.3  Indemnification by Servicer................... 39

ARTICLE VIII  MISCELLANEOUS

    SECTION 8.1  Governing Law................................. 39
    SECTION 8.2  Counterparts.................................. 39
    SECTION 8.3  Severability of Provisions.................... 39
    SECTION 8.4  Amendment, Waiver, Etc........................ 39
    SECTION 8.5  Trustee....................................... 39
    SECTION 8.6  Instructions in Writing....................... 40
    SECTION 8.7  Rule 144A..................................... 40
    SECTION 8.8  Supplemental Ratings Requirement.............. 40
    SECTION 8.9  No Recourse................................... 40


                                   EXHIBITS


EXHIBIT A    Form of Certificate
EXHIBIT B    Form of Daily Report
             Part 1.    For Use other than in Early Amortization Period
             Part 2.    For Use in Early Amortization Period
EXHIBIT C    Form of Monthly Report
             Part 1.    For Use other than in Early Amortization Period
             Part 2.    For Use in Early Amortization Period
EXHIBIT D    Form of Seller Guaranty

      This SERIES 1995-1 SUPPLEMENT, dated as of October 31, 1995 (this "Supplement"), is made among NOTEPAD FUNDING CORPORATION, a Delaware corporation, as Transferor, WILLIAMHOUSE-REGENCY OF DELAWARE, INC., a Delaware corporation ("WRO"), as Servicer, and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation, as Trustee.

      Pursuant to the Pooling and Servicing Agreement, dated as of October 31, 1995, (as it may be amended, supplemented or otherwise modified from time to time, and as supplemented hereby, the "Pooling Agreement"), among Transferor, Servicer and Trustee, Transferor may from time to time direct Trustee to issue and authenticate, on behalf of the Trust, one or more Series of Certificates representing undivided interests in the Transferred Assets. Certain terms applicable to a Series are to be set forth in a Supplement. This Supplement is a "Supplement" as that term is defined in the Pooling Agreement.

      Pursuant to this Supplement, Transferor and Trustee shall create a Series of Certificates and specify certain of their terms.

ARTICLE I  DEFINITIONS; INCORPORATION OF TERMS

      SECTION 1.1 Definitions. (a) Capitalized terms used and not otherwise defined herein are used as defined in Appendix A to the Pooling Agreement. This Supplement shall be interpreted in accordance with the conventions set forth in Part B of that Appendix A.

      (b) Each reference in this Supplement to funds on deposit in the Carrying Cost Account, the Equalization Account or the Principal Funding Account (or similar phrase) refers only to funds in the administrative sub-accounts of those Accounts that are allocated to Series 1995-1. Unless the context otherwise requires, in this Supplement: (i) each reference to a "Daily Report" or "Monthly Report" refers to a Daily Report or Monthly Report for the Series 1995-1 Certificates; (ii) each reference to the "Servicing Fee" refers to the Servicing Fee allocable to Series 1995-1; (iii) each reference to the "Series Collection Allocation Percentage" or the "Series Loss Allocation Percentage" refers to the Series Collection Allocation Percentage or Series Loss Allocation Percentage for the Series 1995-1 Certificates, and (iv) each reference to the Transaction Documents shall include reference to the Certificate Purchase Agreement and the Supplemental Agreement.

      (c) Each capitalized term defined below relates only to the Series 1995-1 Certificates and to no other Series of Certificates. Whenever used in this Supplement, the following words and phrases shall have the following meanings:


      "ABR Tranche" means, at any time, the portion of the Invested Amount that is designated by Transferor in accordance with the Certificate Purchase Agreement to accrue interest based on the Alternate Base Rate.

      "Accrual Reserve" means with respect to either Seller Group on any day, the sum of (a) 1.1 times the Incentive Payment Accrual, plus (b) the aggregate amount of obligations owed by such Seller Group in respect of Incentive Payment Dilution that accrued prior to the current calendar year and have not been paid, plus (c) the Incentive Payment Liquidation Reserve.

      "Acquisition Amount" is defined in Section 2.1.

      "Additional Amounts" means amounts payable pursuant to Sections 4.2, 4.3, 4.5, 4.6 and 10.5 of the Certificate Purchase Agreement.

      "Adjusted Eligible Receivables" means the sum of the Group Specific Adjusted Eligible Receivables for Ampad Group and the Group Specific Adjusted Eligible Receivables for WRO Group.

      "Adjusted Invested Amount" means, on any Business Day falling in an Early Amortization Period, the result (but not less than zero) of the Invested Amount on the last day of the Revolving Period, reduced by the amount of all Investor Write-Offs that have been applied to reduce the Invested Amount (net of Investor Allocable Recoveries and Investor Allocable Dilution Adjustments that have been applied to reinstate the Invested Amount).

      "Aged Receivables Ratio" means, with respect to a Seller Group and as calculated in each Monthly Report as of the Cut-Off Date for the related Calculation Period, a fraction (expressed as a percentage) having (a) a numerator that is the sum of (i) the aggregate Unpaid Balance of Receivables generated by such Seller Group that remained outstanding (x) 91 to 120 days after their respective invoice dates, in the case of WRO Group, or (y) 121 to 150 days after their respective due dates, in the case of Ampad Group, in each case as determined as of the Cut-Off Date for such Calculation Period, plus
(ii) the aggregate Unpaid Balance of Receivables generated by such Seller Group that were written off as uncollectible during the most recently ended Calculation Period and that, if not so written off, would have been outstanding not more than (x) 120 days after their respective invoice dates, in the case of WRO Group, or (y) 150 days after their respective due dates, in the case of

Ampad Group, in each case as determined as of that Cut-Off Date and (b) a denominator that is the aggregate amount payable pursuant to invoices giving rise to Receivables that were generated by such Seller Group during the Calculation Period that occurred three Calculation Periods (in the case of WRO Group) or five Calculation Periods (in the case of Ampad Group) prior to the most recently ended Calculation Period, as determined as of the Cut-Off Date for such prior Calculation Period.

      "Agent" means Bankers Trust Company, in its capacity as Agent under (and as defined in) the Certificate Purchase Agreement, together with its respective successors in that capacity. The Agent is an "Agent" for purposes of the Pooling Agreement.

      "Aggregate Retained Balances" means, on any Business Day and with respect to either Seller Group, the aggregate of the balances retained in Lockbox Accounts or Concentration Accounts for items in the process of collection but for which funds have not been made available by the related Lockbox Bank or Concentration Account Bank, provided that (i) no notice of insufficient funds or similar situation shall exist with respect thereto and (ii) the Unpaid Balance of receivables shall have been reduced by an amount equal to such balances.

      "Alternate Base Rate" means, on any day, a fluctuating rate of interest per annum equal to the higher of:

            (a) the rate of interest announced, from time to time, by the Agent as its prime commercial rate for United States dollar loans made in the United States for any day, and

            (b)  the Federal Funds Rate.

Any change in the interest rate resulting from a change in the prime commercial rate announced by the Agent shall become effective without prior notice to Transferor or the Servicer as of 12:01 a.m., New York City time, on the Business Day on which each change in the prime commercial rate is announced by the Agent. The prime commercial rate is a reference rate and does not necessarily represent the lowest or best rate actually charged by the Agent to any customer. The Agent may make commercial loans or other loans at rates of interest at, above or below the prime commercial rate.

      "Amortization Period" means the period beginning on the Distribution Date which is two months prior to the Expected Final Payment Date, and ending on the earlier of (a) the Expected Final Payment Date and (b) the date, if any, on which an Early Amortization Period commences on or prior to the date specified above for the beginning of the Amortization Period.

      "Applicable Ratings Factor" means 2.5.

      "Applicable Reserve Ratio" means, with respect to a Seller Group during any Distribution Period, the greater of (a) the Minimum Required Reserve Ratio for such Seller Group and (b) the Required Reserve Ratios for such Seller Group, in each case as calculated in the Monthly Report required to be delivered on the Report Date immediately prior to the start of that Distribution Period, provided that during the period from the Closing Date to the first Distribution Date thereafter, the Applicable Reserve Ratio for Ampad Group shall be 27.5% and the Applicable Reserve Ratio for WRO Group shall be 19.91%.

      "Approval Condition" means, with respect to any event or change in the terms applicable to this Supplement or the Series 1995-1 Certificates, (i) if the Series 1995-1 Certificates have been rated, the Rating Agency Condition shall be satisfied with respect to such event or change, and (ii) if the Series 1995-1 Certificates have not been rated, such event or change shall have been approved in writing, prior to becoming effective, by the Agent.

      "ASA Measuring Period" means, for any Cut-Off Date falling in an Early Amortization Period, the Calculation Period ending on that Cut-Off Date (or the portion thereof falling after the Early Amortization Calculation Date, in the case of the first Cut-Off Date falling in the Early Amortization Period).

      "Available Subordinated Amount" means, at any time during an Early Amortization Period, the amount calculated pursuant to Section 4.6.

      "Average Turnover Days" means the sum of (a) the Group Allocation Percentage for Ampad Group times the Turnover Days for Ampad Group plus (b) the Group Allocation Percentage for WRO Group times the Turnover Days for WRO Group.

      "Base Amount" means, on any Business Day, the sum of (x) the Group Specific Base Amount for Ampad Group, plus (y) the Group Specific Base Amount for WRO Group, minus the Carrying Cost Receivables Reserve as reported in the Daily Report for such Business Day; provided that: (a) from and after the date upon which Transferor gives notice of prepayment of the Series 1995-1 Certificates pursuant to Section 4.9, the Base Amount shall equal the lower of
(i) the Base Amount as calculated above and (ii) the Base Amount as calculated for purposes of any Series of Certificates being issued in connection with that prepayment; and (b) on any Business Day, the Base Amount shall be reduced by the aggregate amount (if any) in excess of $1,000,000 secured by liens referred to in clause (b)(ii) of the definition of Permitted Adverse Claims.

      "Carrying Cost Cash Required Amount" means, on any Business Day, an amount equal to the Current Carrying Costs.

      "Carrying Cost Receivables Reserve" means, on any Business Day, the result of:

            (a) the Current Carrying Costs; plus

            (b) the product of (i) the Invested Amount, multiplied by (ii) 1.75 times the Certificate Rate, multiplied by (iii) a fraction the numerator of which is the product of 2 and the number of Average Turnover Days and the denominator of which is 360; plus

            (c) the product of (i) the Series Collection Allocation Percentage on the next preceding Distribution Date, multiplied by (ii) the aggregate Unpaid Balance of Receivables held by Trustee on the next preceding Distribution Date, multiplied by (iii) 2% multiplied by (iv) a fraction the numerator of which is the product of 2 multiplied by the number of Average Turnover Days and the denominator of which is 360; minus

            (d) the balance on deposit in the Carrying Cost Account at the beginning of that Business Day.

      "Certificate Purchase Agreement" means the Revolving Certificate Purchase Agreement dated as of the Closing Date among Transferor, Servicer, the purchasers of the Series 1995-1 Certificates and the Agent. The Certificate Purchase Agreement is hereby designated a "Transaction Document" for purposes of the Pooling Agreement.

      "Certificate Rate" means, at any time, the weighted average of the interest rates on all outstanding Tranches.

      "Certificate Spread" means:

            (a) for the period from the Closing Date up to (but not including) the day corresponding to the Closing Date in the month falling six months after the month in which the Closing Date occurs (or if there is no such corresponding day, through the last day of that sixth month), (i) with respect to any Eurodollar Tranche, 0.75% per annum, and
      (ii) with respect to any ABR Tranche, 0% per annum;

            (b) thereafter up to (but not including) the day corresponding to the Closing Date in the month falling nine months after the month in which the Closing Date occurs (or if there is no such corresponding day, through the last day of that ninth month), (i) with respect to any Eurodollar Tranche, 1.25% per annum, and (ii) with respect to any ABR Tranche, 0.25% per annum; and

            (c) thereafter up to (but not including) the day corresponding to the Closing Date in the month falling twelve months after the month in which the Closing Date occurs (or if there is no such corresponding day, through the last day of that twelfth month), (i) with respect to any Eurodollar Tranche, 2.00% per annum, and (ii) with respect to any ABR Tranche, 1.00% per annum; and

            (d) thereafter, (i) with respect to any Eurodollar Tranche, 2.75% per annum, and (ii) with respect to any ABR Tranche, 1.75% per annum.

      "Closing Date" means October 31, 1995.

      "Concentration Factor" means, as of any Cut-Off Date and with respect to a Seller Group, the greatest of:

            (i) such Seller Group's "Benchmark Percentage" for purposes of clause (b) of the definition of "Excess Concentration Balances,"

            (ii) two times such Seller Group's "Benchmark Percentage" for purposes of clause (c) of that definition,

            (iii) three times such Seller Group's "Benchmark Percentage" for purposes of clause (d) of that definition, and

            (iv) the sum of (A) all Special Concentration Limits then in effect for such Seller Group, plus (B) the product of (x) such Seller Group's "Benchmark Percentage" for purposes of clause (e) of the definition of Excess Concentration Balances times (y) the excess of five over the number of Special Obligors for such Seller Group.

      "Current Carrying Costs" means, during any Distribution Period, the sum of the amount of interest on the Series 1995-1 Certificates and the amount of the Servicing Fee that will be payable on the next Interest Payment Date and any other Interest Payment Date falling not later than one week after such Interest Payment Date.

      "Daily Series Collections" is defined in Section 4.2.

      "Debt" means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade accounts payable and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (iv) all capitalized lease obligations of such Person, (v) all indebtedness referred to in (but not excluded from) clause (i), (ii), (iii) or (iv) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, (vi) all guaranteed debt of such Person, (vii) all redeemable capital stock issued by such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, (viii) all obligations under interest rate contracts of such Person and (ix) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (i) through (viii) above. For purposes hereof, the "maximum fixed repurchase price" of any redeemable capital stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such redeemable capital stock as if such redeemable capital stock were purchased on any date on which the amount thereof shall be required to be determined pursuant to any Transaction Document, and if such price is based upon, or measured by, the fair market value of such redeemable capital stock, such fair market value to be determined in good faith by the board of directors of the issuer of such redeemable capital stock.

      "Deferred Portion" means, on any day the portion of the Acquisition Amount as to which payment is deferred, which portion shall equal the sum of the following amounts (as shown in the Daily Report for such day): (i) the Excess Concentration Balances for both Seller Groups, plus (ii) the Excess New Seller Reserves for both Seller Groups, plus (iii) the dollar amount of the Adverse Claims that attach to the Transferred Assets unless such Adverse Claims are of the type described in clause (a) or (b)(i) of the definition of Permitted Adverse Claims or have been bonded in a manner that satisfies the Approval Condition, plus (iv) the Accrual Reserves (if any) for both Seller Groups, plus (v) the aggregate unpaid balance of Receivables that are not Eligible Receivables, plus (vi) the Carrying Cost Receivables Reserve, plus
(vii) the Applicable Reserve Ratio for Ampad Group times the Net Eligible Receivables for Ampad Group, plus (viii) the Applicable Reserve Ratio for WRO Group times Net Eligible Receivables for WRO Group (it being understood that the Deferred Portion may vary from day to day); provided that the Deferred Portion shall be fixed as of the last day of the Revolving Period.

      "Dilution Horizon Variable" means, at any time with respect to a Seller Group, a fraction having (a) a numerator equal to the sum of the aggregate amounts payable pursuant to invoices giving rise to Receivables and generated by such Seller Group during the Calculation Period ending on the most recent Cut-Off Date (as of that Cut-Off Date) and (b) a denominator equal to the Group Specific Adjusted Eligible Receivables for such Seller Group as of the most recent Cut-Off Date.

      "Dilution Ratio" means, with respect to a Seller Group and as calculated in each Monthly Report as of the most recent Cut-Off Date, a fraction (expressed as a percentage) having (a) a numerator equal to the aggregate amount of Dilution on the Receivables generated by such Seller Group occurring during the Calculation Period ending on the most recent Cut-Off Date, and (b) a denominator equal to the aggregate amounts payable pursuant to invoices giving rise to Receivables that were generated by such Seller Group during the preceding Calculation Period (so that, for example, if the Calculation Period specified in clause (a) corresponded to the March fiscal month, the Calculation Period in this clause (b) would be the one corresponding to the February fiscal month).

      "Dilution Reserve Ratio" means, with respect to a Seller Group and as calculated in each Monthly Report, the result (expressed as a percentage) calculated in accordance with the following formula:

      {(ARF x ADR) + [(HDR-ADR) x (HDR/ADR)]} x DHV where:

ADR         =     the average of the Dilution Ratios for such Seller Group
                  during the period of 12 consecutive Calculation Periods
                  ending on the related Cut-Off Date;
ARF         =     the Applicable Ratings Factor;
DHV         =     the Dilution Horizon Variable for such Seller Group; and
HDR         =     the highest Dilution Ratio for such Seller Group for any
                  Calculation Period within the 12 consecutive Calculation
                  Periods ending on the related Cut-Off Date.

      "Dilution Reserve Ratio (Z-value)" means, with respect to a Seller Group and as calculated in each Monthly Report, the result (expressed as a percentage) calculated in accordance with the following formula:

      [(ARF x ADR) + (Z-value x SD)] x DHV

where:

ADR         =     the average of the Dilution Ratios for such Seller Group
                  during the period of 12 consecutive Calculation Periods
                  ending on the related Cut-Off Date;
ARF         =     the Applicable Ratings Factor;
DHV         =     the Dilution Horizon Variable for such Seller Group;
SD          =     the sample standard deviation, during the period of 12
                  consecutive Calculation Periods ending on the related Cut-Off
                  Date, of the Dilution Ratio for such Seller Group; and
Z-value     =     the Z-value.

      "Early Amortization Calculation Date" means the day before an Early Amortization Period begins.

      "Early Amortization Period" means the period beginning on the date (if any) specified in Section 6.2 and ending on the day on which the Invested Amount has been reduced to zero.

      "Eurodollar Tranche" means, during any Interest Period, any portion of the Invested Amount that is designated by Transferor in accordance with the Certificate Purchase Agreement to accrue interest based on the Reserve-Adjusted Eurodollar Rate.

      "Excess Concentration Balances" means, on any day and with respect to a Reported Obligor, the aggregate outstanding balances of Eligible Receivables it owes that, expressed as a percentage of the Adjusted Eligible Receivables, exceeds the following percentages for the following Obligors (other than Special Obligors):

            (a) 100% for any Tier-1 Obligor of Ampad Group and 100% for any Tier-1 Obligor of WRO Group;

            (b) 25% for any Tier-2 Obligor of Ampad Group and 17.5% for any Tier-2 Obligor for WRO Group;

            (c) 12.5% for any Tier-3 Obligor of Ampad Group and 8.75% for any Tier-3 Obligor for WRO Group;

            (d) 8.33% for any Tier-4 Obligor of Ampad Group and 5.83% for any Tier-4 Obligor for WRO Group; and

            (e) 2.5% for any Tier-5 Obligor of Ampad Group and 2.5% for any Tier-5 Obligor for WRO Group;

provided, that any Excess Concentration Balance for a Shared Obligor shall be deducted (for purposes of calculating the Net Eligible Receivables for either Group) from the Group Specific Adjusted Eligible Receivables for Ampad Group until Ampad Group's Net Eligible Receivables are reduced to zero, at which time the remainder of such Excess Concentration Balance shall (for such purposes) be deducted from the Group Specific Adjusted Eligible Receivables for WRO Group. Each of the percentages above is called a "Benchmark Percentage." Transferor may from time to time, by notice in any Monthly Report (and, in each case, after satisfying the Approval Condition) increase or decrease any Benchmark Percentage. Any such change shall also be given effect for purposes of the definition of "Concentration Factor" and consequently may result in a change to the Concentration Factor. "Excess Concentration Balances" means on any day and with respect to any Special Obligor, the aggregate outstanding balances of Eligible Receivables it owes that, expressed as a percentage of Adjusted Eligible Receivables, exceeds the Special Concentration Limit for such Special Obligor. Excess Concentration Balances will be measured on each day during the period from one Distribution Date to but excluding the next Distribution Date with respect to Reported Obligors for such period.

      "Excess New Seller Reserve" means, on any day and with respect to a Seller Group, the sum of the following amounts (if positive) calculated for each New Seller in such Seller Group (other than any New Seller as to which the Approval Condition has been satisfied):

            (a) the aggregate outstanding balances of Eligible Receivables generated by such New Seller (net of any Excess Concentration Balances); minus

            (b) 5% of the sum of the Group Specific Adjusted Eligible Receivables for both Seller Groups.

      "Expected Final Payment Date" means the October, 2000 Distribution Date.

      "Federal Funds Rate" means (a) the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for the day (or, if the day is not a Business Day, the immediately preceding Business Day) by the Federal Reserve Bank of New York; provided that if the rate is not so published for any Business Day, the rate for purposes of this clause will be the average of the quotations for the day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it, plus (b) 100 basis points.

      "Final Scheduled Payment Date" means the October, 2001 Distribution Date.

      "First Issuance Date" means October 31, 1995.

      "Fully Funded Date" means the first date falling in the Amortization Period or an Early Amortization Period on which there are funds on deposit in the Carrying Cost Account and the Principal Funding Account that, in the aggregate, equal or exceed the Investor Repayment Amount and any Servicing Fee payable to anyone other than a WRO Person on the first Distribution Date falling after that date.

      "Group Allocation Percentage" means, at any time and with respect to either Seller Group, a fraction, the numerator of which is such Seller Group's Net Eligible Receivables and the denominator of which is the sum of such Seller Group's Net Eligible Receivables and other Seller Group's Net Eligible Receivables.

      "Group Specific Adjusted Eligible Receivables" means, on any Business Day and with respect to either Seller Group, the result of (a) the aggregate unpaid balance of Eligible Receivables generated by such Seller Group and held by the Trust on that day, minus (b) such Seller Group's Group Allocation Percentage (as shown in the Daily Report for the preceding Business Day) of Unapplied Cash held by the Trust on that day, as shown in the Daily Report for the current Business Day, plus (c) the Aggregate Retained Balances for such Seller Group.

      "Group Specific Base Amount" means, for either Seller Group, the result of the following formula:

      [NER x SCAP x (100%-ARR)]

where:

ARR         =     the Applicable Reserve Ratio in effect for that Business Day and such Seller Group;
NER         =     the Net Eligible Receivables for such Seller Group as
                  reported in the Daily Report for that Business Day; and
SCAP        =     the Series Collection Allocation Percentage for that Business
                  Day.

      "Guarantor" means WRO, in its capacity as the guarantor under the Seller Guaranty.

      "Holdback Account Termination Date" is defined in Section 4.4.

      "Holder" means a Holder (as defined in the Pooling Agreement) of a Series 1995-1 Certificate.

      "Incentive Payment Accrual" means, at any time, the reserve then shown on the consolidated books of the Sellers in respect of Incentive Payment Dilution, which reserve shall be updated weekly and shall be calculated in accordance with generally accepted accounting principles.

      "Incentive Payment Adjustment Factor" means, with respect to either Seller Group at any time, a fraction, the numerator of which is the aggregate amount of Incentive Payment Dilution accrued by such Seller Group during the immediately preceding calendar quarter and the denominator of which is the portion of Year Earlier Incentive Payments accrued during the corresponding quarter in the preceding calendar year.

      "Incentive Payment Dilution" means, with respect to a Seller Group, such Seller Group's liability for incentive payments or discounts to obligors under monthly, quarterly and annual purchasing incentive programs (including volume rebate programs) for its customers.

      "Incentive Payment Liquidation Reserve" means, with respect to either Seller Group, the product of (a) the Incentive Payment Adjustment Factor, times
(b) the Incentive Payment Per Diem, times (c) a number equal to 2 times the number of Turnover Days for such Seller Group.

      "Incentive Payment Per Diem" for a Seller Group at any time will equal the quotient of the Year Earlier Incentive Payments divided by 365.

      "Intercreditor Provisions" means (i) Section 8.13(vi) of the WRO Credit Agreement, (ii) the following definitions in the WRO Credit Agreement: Accounts Receivable Bridge Facility, Accounts Receivable Facility Documents, Accounts Receivable Facility Pooling and Servicing Agreement, Accounts Receivable Facility Purchase Agreement, Certificate, Maximum Funding Amount, Purchased Interest, Receivables Entity, Receivables Purchase Money Note, and Stated Amount and (iii) the provisions of the Security Agreement (as defined in the WRO Credit Agreement) relating to the release of Receivables and Related Assets.

      "Interest Payment Date" means any date upon which interest is payable with respect to the ABR Tranche or any Eurodollar Tranche, as specified in
Section 4.1.

      "Interest Period" means:

            (a) as to the ABR Tranche (if any) from time to time, (i) the period from the Closing Date to the first subsequent Distribution Date and (ii) each Distribution Period thereafter; and

            (b) as to each Eurodollar Tranche (if any) from time to time, each period from the date upon which that Eurodollar Tranche was first designated as such pursuant to the Certificate Purchase Agreement (or the end of the next preceding Yield Period for such Eurodollar Tranche, if there has been one) to the date that is 30 days, 60 days or 90 days, at the option of Transferor, thereafter; and if any Yield Period for a Eurodollar Tranche would otherwise end on a day that is not a Business Day, such Eurodollar Tranche shall instead end on the next Business Day (or, if the next Business Day falls in the next calendar month, then on the preceding Business Day).

      "Invested Amount" means, at any time, the sum of the purchase prices paid for Purchases made pursuant to (and as defined in) the Certificate Purchase Agreement at or prior to that time, reduced (but not below zero) by (a) the aggregate amount of all distributions that have been made to the Holders of the Series 1995-1 Certificates on account of principal, and (b) the amount of all Investor Write-Offs that have been applied to reduce the 1995-1 Invested Amount (net of Investor Allocable Recoveries and Investor Allocable Dilution Adjustments that have been applied to reinstate the Invested Amount).

      "Investor Allocable Dilution" means

      (x) on any Business Day falling in the Revolving Period, a fraction (expressed as a percentage, which in any event may not exceed 100%)(a) the numerator of which is the Net Invested Amount as of that Business Day, and (b) the denominator of which is the Base Amount as of that Business Day; and


      (y) for any ASA Measuring Period, the product of the aggregate amount of Dilution for that ASA Measuring Period as to which neither the applicable Seller nor the Guarantor has made any payment required by Section 3.4 of the Purchase Agreement, multiplied by the Series Loss Allocation Percentage as of the beginning of that ASA Measuring Period, multiplied by the Investor Allocation Percentage as of the first Business Day of that ASA Measuring Period.

      "Investor Allocable Dilution Adjustments" is defined in Section 4.8.

      "Investor Allocable Loss Amount" means, for any ASA Measuring Period, the product of the Loss Amount for that ASA Measuring Period, multiplied by the Series Loss Allocation Percentage as of the beginning of that ASA Measuring Period, multiplied by the Investor Allocation Percentage as of the beginning of that ASA Measuring Period.

      "Investor Allocable Recoveries" means, for any ASA Measuring Period, the product of the Net Recoveries for that ASA Measuring Period, multiplied by the Series Loss Allocation Percentage as of the beginning of that ASA Measuring Period, multiplied by the Investor Allocation Percentage as of the first Business Day of that ASA Measuring Period.

      "Investor Allocation Percentage" means:

       (x) on any Business Day falling in the Revolving Period, a fraction (expressed as a percentage, which in any event may not exceed 100%) (a) the numerator of which is the Net Invested Amount as of that Business Day, and (b) the denominator of which is the Base Amount as of that Business Day; and

      (y) on any Business Day falling in the Amortization Period or an Early Amortization Period, a fraction (expressed as a percentage, which in any event may not exceed 100%) (a) the numerator of which is the Net Invested Amount as of the beginning of the Amortization Period or the Early Amortization Calculation Date, as applicable, and (b) the denominator of which is the Base Amount as of (i) that Business Day, if it falls in the Amortization Period, and (ii) otherwise, the Early Amortization Calculation Date.

      "Investor Ownership Percentage" means, on any day, a fraction, (x) the numerator of which is the Acquisition Amount on such day and (y) the denominator of which is the excess of (i) the Unpaid Balance of Receivables on such day over (ii) the Unapplied Cash on such day; provided that the Investor Ownership Percentage shall be fixed on the last day of the Revolving Period.

      "Investor Repayment Amount" means, on any Business Day falling in the Amortization Period or an Early Amortization Period, the sum of (a) the outstanding principal amount of the Series 1995-1 Certificates, plus (b) the interest and any Additional Amounts known to be payable on the Series 1995-1 Certificates on the first Distribution Date falling after that date.

      "Investor Write-Offs" means, as calculated in any Monthly Report relating to a Calculation Period falling completely or partially in an Early Amortization Period:

            (a) if the Available Subordinated Amount is greater than zero at the end of the related ASA Measuring Period, zero; and

            (b) if the Available Subordinated Amount is zero at the end of the related ASA Measuring Period, the excess (if any) of (x) the sum of the Investor Allocable Loss Amount and the Investor Allocable Dilution for the related ASA Measuring Period, over (y) the Available Subordinated Amount as of the beginning of that ASA Measuring Period.

      "Loss Amount" means, with respect to any ASA Measuring Period, an amount equal to the positive difference (if any) of (a) the amount of Receivables held by the Trust that became Write-Offs during that ASA Measuring Period, minus (b) the amount of Recoveries received during that ASA Measuring Period.

      "Loss Reserve Ratio" means, with respect to a Seller Group and as calculated in each Monthly Report, the result (expressed as a percentage) of
(a) the Applicable Ratings Factor multiplied by (b) the highest average of the Aged Receivables Ratio for such Seller Group in any three consecutive Calculation Periods that occurred during the preceding 12 consecutive Calculation Periods ending on the most recent Cut-Off Date multiplied by (c) a fraction having (i) a numerator equal to the sum of the aggregate amounts payable pursuant to invoices giving rise to Receivables generated by such Seller Group during the five Calculation Periods (in the case of Ampad Group) or three Calculation Periods (in the case of WRO Group) preceding or ending on the most recent Cut-Off Date, and (ii) a denominator equal to the Group Specific Adjusted Eligible Receivables, as of the most recent Cut-Off Date.

      "Loss Reserve Ratio (Z-value)" means, with respect to a Seller Group and as calculated in each Monthly Report, the result (expressed as a percentage) of
(a) the Loss Reserve Ratio for such Seller Group plus (b) the product of the Z-value multiplied by the sample standard deviation of the Aged Receivables Ratio for such Seller Group during the preceding 12 consecutive Calculation Periods ending on the most recent Cut-Off Date.

      "Loss to Liquidation Ratio" means, with respect to a Seller Group and as calculated in each Monthly Report, a fraction (a) the numerator of which is the aggregate Unpaid Balance of Receivables (net of recoveries) for such Seller Group that were written off as uncollectible or (without duplication) converted into promissory notes during the three preceding Calculation Periods in accordance with the Credit and Collection Policy of the applicable Seller, and
(b) the denominator of which is the aggregate amount of Collections on the Receivables received during such three Calculation Periods with respect to such Seller Group.

      "Minimum Required Reserve Ratio" means with respect to a Seller Group the sum, as of any Cut-Off Date, of (a) the Concentration Factor for the Cut-Off Date plus (b) the product of the average of the Dilution Ratios of such Seller Group for the period of 12 preceding Calculation Periods ending on the Cut-Off Date, multiplied by the Dilution Horizon Variable of such Seller Group for the Cut-Off Date; provided that in no event shall the Minimum Required Reserve Ratio be less than 12%.

      "Net Eligible Receivables" means, at any time and with respect to either Seller Group, (a) the Group Specific Adjusted Eligible Receivables for such Seller Group, minus (b) the then aggregate amount of all Excess Concentration Balances with respect to all Obligors for such Seller Group, minus (c) the Excess New Seller Reserve for such Seller Group, minus (d) the dollar amount of the Adverse Claims that attach to the Transferred Assets attributable to such Seller Group unless such Adverse Claims are of the type described in clauses
(a) or (b)(i) of the definition of Permitted Adverse Claims or have been bonded in a manner that satisfies the Approval Condition, minus (e) the Accrual Reserve for such Seller Group, if the Approval Condition is satisfied and if Incentive Payment Dilution is excluded from the determination of "Dilution"; it being understood that the amounts referred to in the preceding clauses (b) through (e) shall be calculated without duplication.

      "Net Invested Amount" means, on any Business Day, the Invested Amount, reduced by the aggregate balance on deposit in the Equalization Account and the Principal Funding Account.

      "Net Recoveries" means, with respect to any ASA Measuring Period, an amount equal to the positive difference (if any) of (a) the amount of Recoveries received in that ASA Measuring Period minus (b) the amount of Receivables that became Write-Offs in that ASA Measuring Period.

      "New Seller" means, on any day, any Seller that became a Seller during the preceding twelve months.

      "Principal Payment Date" means (i) any date on which the Invested Amount is to be reduced pursuant to Section 3.1 of the Certificate Purchase Agreement,
(ii) any date on which any prepayment is to be made pursuant to Section 4.9,
(iii) the end of each Interest Period in respect of the next maturing Eurodollar Tranche and/or ABR Tranche, in such order as the Agent shall select so as to minimize "breakage costs", (iv) each Distribution Date falling in an Early Amortization Period (beginning with the Distribution Date falling in the Calculation Period after the Calculation Period in which the Early Amortization Period begins) and (v) any Distribution Date falling on or after the Expected Final Payment Date.

      "Rating Agency" means S&P and DCR.

      "Reference Bank" means Bankers Trust Company.

      "Refinancing Date" is defined in Section 4.9.

      "Reported Obligor" means, with respect to either Seller Group, (i) the twenty Obligors that owe the highest aggregate unpaid balance of Eligible Receivables to Sellers in such Seller Group as of the most recent Cut-Off Date for which a Monthly Report has been delivered, and (ii) any other Obligor that owes an aggregate unpaid balance of Eligible Receivables to Sellers in such Seller Group as of such Cut-Off Date that is at least 1% of the aggregate unpaid balance of all Eligible Receivables owed to Sellers in such Seller Group, in each case as identified in such Monthly Report.

      "Required Purchasers" is defined in Section 8.1 of the Certificate Purchase Agreement.

      "Required Receivables" means, on any Business Day:

            (a) So long as an Early Amortization Period has not commenced, the sum of the amounts determined for each Seller Group according to the following formula:

            IA + CCRR     X     GAPX     R
                                        ---
             (1 - ARR)                  NER

      where:

      ARR         =     the Applicable Reserve Ratio for such Seller Group in
                        effect for that Business Day;
      CCRR        =     the Carrying Cost Receivables Reserve, as reported in
                        the Daily Report for that Business Day;
      GAP         =     the Group Allocation Percentage for such Seller Group;
      IA          =     the Invested Amount, as reported in the Daily Report
                        for that Business Day;
      NER         =     the Net Eligible Receivables for such Seller Group as
                        reported in the Daily Report for that Business Day; and
      R           =     the aggregate Unpaid Balance of Receivables originated
                        by such Seller Group and held by the Trust as reported in the Daily Report for that Business Day.

            (b) If an Early Amortization Period has commenced, the result of the following formula:

            AIA +  ASA + UCCRR

      where:

      AIA         =     the Adjusted Invested Amount on that Business Day;
      UCCRR       =     the Unfunded Carrying Cost Receivables Reserve on that
                        Business Day; and
      ASA         =     the Available Subordinated Amount on that Business Day.

      "Required Reserve Ratios" means, with respect to a Seller Group, as calculated in each Monthly Report, the greater of (a) the Loss Reserve Ratio for such Seller Group plus the Dilution Reserve Ratio for such Seller Group and
(b) the Loss Reserve Ratio (Z-value) for such Seller Group plus the Dilution Reserve Ratio (Z-value) for such Seller Group.

      "Reserve-Adjusted Eurodollar Rate" means for any Interest Period, the rate per annum obtained by dividing (i) the arithmetic average (rounded upward to the nearest 1/100 of one percent) of the offered quotation, if any, to first class banks in the interbank Eurodollar market by Reference Bank for U.S. dollar deposits of amounts in same day funds comparable to the principal amount of the Certificate of that Reference Bank with maturities comparable to such Interest Period as of approximately 10:00 a.m. (New York time) on the second Business Day prior to the first day of that Interest Period by (ii) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such second preceding Business Day to any member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" as defined in Regulation D of the Federal Reserve Board (or any successor category of liabilities under Regulation D); provided that if any Reference Bank fails to provide Agent with its aforementioned quotation, then the Reserve-Adjusted Eurodollar Rate shall be determined based on the quotation(s) provided to Agent by the other Reference Bank(s).

      "Revolving Period" means the period beginning on the Closing Date and ending on the day before the first day of the Amortization Period or an Early Amortization Period.

      "Seller Group" means Ampad Group or WRO Group.

      "Series Allocable Dilution Adjustments" means, for any ASA Measuring Period, the product of the aggregate amount of payments pursuant to Section 3.4 of the Purchase Agreement or pursuant to the Seller Guaranty received during that ASA Measuring Period relating to Dilution that occurred prior to that ASA Measuring Period, multiplied by the Series Loss Allocation Percentage as of the beginning of that ASA Measuring Period.

      "Series 1995-1 Certificates" means any of the Series 1995-1 Certificates issued pursuant to this Supplement, each of which shall be substantially in the form of Exhibit A.

      "Shared Obligor" means, at any time, an Obligor that is a Reported Obligor for both Seller Groups.

      "Special Concentration Limit" means

            (i) with respect to the Obligor that owes the highest aggregate Unpaid Balance of Eligible Receivables to Ampad Group, 10%;

            (ii) with respect to the Obligors that owe the second and third highest aggregate Unpaid Balances of Eligible Receivables to Ampad Group, 5%;

            (iii) with respect to the Obligor that owes the highest aggregate Unpaid Balance of Eligible Receivables to WRO Group, 7%; and

            (iv) with respect to the Obligor that owes the second highest aggregate Unpaid Balance of Eligible Receivables to WRO Group, 3%.

      "Special Obligor" means, at any time, any of the following: (i) the three Obligors that owe the highest aggregate Unpaid Balances of Eligible Receivables to the Ampad Group, and (ii) the two Obligors that owe the highest aggregate Unpaid Balances of Receivables to WRO Group.

      "Stated Amount" means as to any Certificate, the maximum principal amount that may be required to be funded by the Holder of such Certificate.

      "Supplemental Agreement" has the meaning set forth in Section 7.1(f) of the Certificate Purchase Agreement.

      "Tier-1 Obligor" means any Obligor that has (a) a commercial paper rating from the Rating Agencies of at least "A-1+" (or its equivalent) or (b) a senior actual or implied debt rating from the Rating Agencies of at least "AAA" (or its equivalent).

      "Tier-2 Obligor" means any Obligor (other than a Tier-1 Obligor) that has
(a) a commercial paper rating from the Rating Agencies of at least "A-1" (or its equivalent) or (b) a senior actual or implied debt rating from the Rating Agencies of at least "A+" (or its equivalent).

      "Tier-3 Obligor" means any Obligor (other than a Tier-1 Obligor or a Tier-2 Obligor) that has (a) a commercial paper rating from the Rating Agencies of at least "A-2" (or its equivalent) or (b) a senior actual or implied debt rating from the Rating Agencies of at least "BBB+" (or its equivalent).

      "Tier-4 Obligor" means any Obligor (other than a Tier-1 Obligor, a Tier-2 Obligor or a Tier-3 Obligor) that has (a) a commercial paper rating from the Rating Agencies of at least "A-3" (or its equivalent) or (b) a senior actual or implied debt rating from the Rating Agencies of at least "BBB-" (or its equivalent).

      "Tier-5 Obligor" means any Obligor other than a Tier-1 Obligor, a Tier-2 Obligor, a Tier-3 Obligor or a Tier-4 Obligor.

      "Tranche" means each of the ABR Tranche and each Eurodollar Tranche.

      "Transferor Indemnified Losses" is defined in Section 7.2.

      "Transferor Indemnified Party" is defined in Section 7.2.

      "Transferor Payment Percentage" means, on any Business Day, the difference of 100% minus the Investor Allocation Percentage on that Business Day.

      "Unapplied Cash" means, on any Business Day, available funds received in the Master Collection Account and reflected in the Daily Report for that Business Day that have not been applied as Collections on a particular Receivable on or prior to the time as of which that Daily Report is prepared.

      "Unfunded Carrying Cost Receivables Reserve" means, on any Business Day falling in an Early Amortization Period, the difference (but not less than zero) of (a) the Carrying Cost Receivables Reserve as of the Early Amortization Calculation Date, minus (b) the aggregate Collections deposited into the Carrying Cost Account during the portion of the Early Amortization Period up to and including that Business Day.

      "Unmatured Early Amortization Event" means an event or condition that, upon the giving of notice or the passage of time, would become an Early Amortization Event.

      "Year Earlier Incentive Payments" means, at any time with respect to either Seller Group, the aggregate amount of payments made (or to be made) or discounts given (or to be given) to customers by such Seller Group on account of Incentive Payment Dilution during the then most recently ended calendar year.

      "WRO Credit Agreement" means the Credit Agreement dated as of October 31, 1995 among WRO, the financial institutions named therein and Bankers Trust Company, as Agent, as in effect on the Closing Date.

      "Z-value" means 2.58.

      SECTION 1.2 Incorporation of Terms. The terms of the Pooling Agreement are incorporated in this Supplement as if set forth in full herein. As supplemented by this Supplement, the Pooling Agreement is in all respects ratified and confirmed and both together shall be read, taken and construed as one and the same agreement. If the terms of this Supplement and the terms of the Pooling Agreement conflict, the terms of this Supplement shall control with respect to the Series 1995-1 Certificates.

ARTICLE II  DESIGNATION

      SECTION 2.1 Designation. There is hereby created a Series to be known as the "Series 1995-1 Certificates." Subject to the conditions set forth in
Article III, Trustee shall authenticate and deliver the Series 1995-1 Certificates, to or upon the order of Transferor in an aggregate Stated Amount equal to $45,000,000. Notwithstanding the terms of Section 6.1 of the Pooling Agreement, the Series 1995-1 Certificates shall be in minimum denominations of $5,000,000 and in integral multiples of $1,000,000 in excess of that amount.

      The Series 1995-1 Certificates represent an undivided interest in the portion of the Transferred Assets allocable to this Series, which undivided interest (expressed as a percentage) shall equal the Investor Ownership Percentage. The amount payable on any day by the Holders of such Certificates for the acquisition such undivided interest (the "Acquisition

Amount") shall equal the Invested Amount plus the Deferred Portion (it being understood that the Acquisition Amount may vary from day to day); provided that Acquisition Amount shall be fixed on the last day of the Revolving Period.

      The Deferred Portion of the Acquisition Amount shall be subject to a holdback and shall be paid to the extent (and only to the extent) Daily Series Collections are not required to pay amounts described in clauses first through fourth of Section 4.3 or Section 4.4 (as applicable), it being understood that the Holders of Series 1995-1 Certificates shall not be liable to pay any portion of the Deferred Portion not paid out of Daily Series Collections.

ARTICLE III  CONDITIONS TO ISSUANCE

      SECTION 3.1 Conditions to Issuance. Trustee will not authenticate the Series 1995-1 Certificates unless all conditions to the issuance of the Series 1995-1 Certificates under Section 6.10 of the Pooling Agreement shall have been satisfied.

ARTICLE IV  PAYMENTS AND ALLOCATIONS

      SECTION 4.1 Interest; Additional Amounts. (a) Subject to Section 4.1 of the Revolving Certificate Purchase Agreement, Transferor may from time to time allocate the outstanding principal amount under the Series 1995-1 Certificates to an ABR Tranche and up to four Eurodollar Tranches. Interest on the ABR Tranche shall be payable on each Distribution Date, and interest on a Eurodollar Tranche shall be payable at the end of the applicable Interest Period, except that (i) interest on the amount of any principal repaid on any other date shall be payable on the date of the repayment and (ii) in the case of any six-month Interest Period, accrued interest shall be payable on the date corresponding to the first day of that Interest Period in the third following month (or if there is no such corresponding day, the last day of that third month). If any such day is not a Business Day, interest shall instead be due on the next Business Day (or, if the next Business Day falls in the next calendar month, then on the next preceding Business Day).

      (b) Interest on a Eurodollar Tranche shall accrue during any Interest Period at a rate per annum equal to the Reserve Adjusted Eurodollar Rate plus the Certificate Spread and shall be calculated on the basis of actual days over a year of 360 days.

      (c) Interest on the ABR Tranche shall accrue at the Alternate Base Rate in effect from time to time plus the Certificate Spread and shall be calculated on the basis of actual days over a year of 365 or 366 days, as the case may be.

      (d) Interest with respect to the Series 1995-1 Certificates due but not paid on any Distribution Date or the last day of an Interest Period, as the case may be, will be due on the next Distribution Date or last day of an Interest Period with additional interest on the amount at 2% per annum above the Alternate Base Rate to the extent permitted by law.

      (e) Additional Amounts shall also be payable with respect to the Series 1995-1 Certificates as specified in the Certificate Purchase Agreement and to the extent (but only to the extent) that funds become available for such Additional Amounts in accordance with Sections 4.2 and 4.3.

      SECTION 4.2 Daily Calculations and Series Allocations. On each Business Day, Servicer shall calculate the Series Collection Allocation Percentage for Series 1995-1 (and, if necessary for that calculation, the Required Receivables), the Carrying Cost Cash Required Amount and, during the Revolving Period and the Amortization Period, the Base Amount. On each Business Day during the Revolving Period or the Amortization Period, Servicer shall also determine whether the Net Invested Amount is greater than, equal to or less than the Base Amount.

      Pursuant to Section 4.3 of the Pooling Agreement, Servicer shall allocate the Series Collection Allocation Percentage of available funds received in the Master Collection Account (other than any Shared Investor Collections) since the preceding Business Day's allocation to the Series Interest of Series 1995-1. The portion of funds so allocated, together with any funds released from the Equalization Account in accordance with Section 4.5 on that Business Day, are called the "Daily Series Collections."

      SECTION 4.3 Allocations of Daily Series Collections (Other Than in an Early Amortization Period). On each Business Day (other than a Business Day falling in an Early Amortization Period or after the Fully Funded Date), Servicer shall allocate the Investor Allocation Percentage of the Daily Series Collections (or, if less, the aggregate amount of Daily Series Collections required to fund the items described in priorities first through fourth below) to the following purposes, in the priority indicated (and to the extent of Daily Series Collections available):

            first, to the Carrying Cost Account until the amount allocated to the Carrying Cost Account equals the Carrying Cost Cash Required Amount;

            second, if Transferor shall have notified the Agent in accordance with Section 3.1 of the Certificate Purchase Agreement that it desires to reduce the Invested Amount or if the Amortization Period has begun, to the Principal Funding Account until the funds on deposit in that account equal the amount of such reduction or (during the Amortization Period) the Invested Amount, provided that the amount allocated pursuant to this priority second on any Business Day shall not exceed the product of (x) the Investor Ownership Percentage multiplied by (y) the excess of the Daily Series Collections over the amounts allocated on that Business Day pursuant to priority first;

            third, if the Net Invested Amount is greater than the Base Amount, to the Equalization Account (during the Revolving Period) or the Principal Funding Account (during the Amortization Period) in an amount sufficient to reduce the Net Invested Amount to an amount equal to the Base Amount; and

            fourth, to hold in the Master Collection Account the amount necessary to pay on the next Distribution Date all Additional Amounts payable to the Holders.

On such Business Day, Servicer shall allocate the remainder of the Daily Series Collections to make current and/or deferred transfer payments to Transferor in respect of the Transferor Certificate, provided that Transferor may, from time to time, direct Servicer to direct Trustee to hold all or part of the funds to be paid pursuant to this sentence in the Master Collection Account to be applied as Daily Series Collections on the following Business Day.

      If, on any day, the amount of Collections that is then allocated to the Carrying Cost Account exceeds the amount of Collections that is then required to be allocated to the Carrying Cost Account, the Servicer shall reallocate such Collections on such day to one or more of the obligations described in priorities second through fourth, and in the last sentence of the preceding paragraph, in the order of priority set forth therein.

      In addition, if, on any day, funds on deposit in the Master Collection Account and available for allocation under priority fourth are less than the amount of the obligations described therein, then the available Collections shall be allocated by Servicer to the holders of such obligations pro rata according to the respective amounts of such obligations held by them.

      On any Business Day falling after the Fully Funded Date, all Daily Series Collections shall be paid to Transferor as current and/or deferred transfer payments.

      SECTION 4.4 Allocations of Daily Series Collections During an Early Amortization Period. On each Business Day falling in an Early Amortization Period and prior to or on the Fully Funded Date, Servicer shall allocate the Daily Series Collections to the following purposes, in the priority indicated (and to the extent of Daily Series Collections available):

            first, to the Carrying Cost Account to the extent that the balance therein is less than the amount of Current Carrying Costs (other than any Servicing Fee payable to any WRO Person) payable on the Distribution Date relating to the Calculation Period during which such Business Day falls;

            second, to the Principal Funding Account and to Transferor (or, prior to the Holdback Account Termination Date, to the Holdback Account) in the following amounts:

                  (a) the amount to be transferred to the Principal Funding
            Account shall equal the product of (i) the Investor Allocation Percentage, multiplied by (ii) the excess of the Daily Series Collections over the amount allocated on that Business Day pursuant to priority first, provided that the aggregate amount so deposited shall in no event exceed the lesser of (x) the Invested Amount and
            (y) the Investor Ownership Percentage times the aggregate Unpaid Balance of Receivables as of the last day of the Revolving Period; and

                  (b) the amount to be transferred to Transferor (or, prior to the Holdback Account Termination Date, to the Holdback Account) shall equal the product of (i) the Transferor Payment Percentage, multiplied by (ii) the excess of the Daily Series Collections over the amount allocated on that Business Day pursuant to priority first;

            third, to hold in the Master Collection Account the amount necessary to pay on the next Distribution Date all Additional Amounts payable to the Holders;

            fourth, to pay any Servicing Fee payable to any WRO Person on the Distribution Date relating to the Calculation Period during which such Business Day falls; and

            fifth, the balance to Transferor, provided that prior to the Holdback Account Termination Date, amounts payable to Transferor pursuant to this priority fifth shall be deposited into the Holdback Account and held as provided below.

      The "Holdback Account Termination Date" shall be the earlier to occur of
(i) the date that falls twelve months after the beginning of the Early Amortization Period and (ii) the Fully Funded Date. If at any time prior to the Holdback Account Termination Date, the amount of funds on deposit in the Holdback Account exceeds the difference of (1) the Investor Repayment Amount minus (2) the amount of funds then held in the Carrying Cost Account and the Principal Funding Account that are available to pay the Investor Repayment Amount, then the amount of such excess funds shall be released from the Holdback Account and paid to Transferor as current and/or deferred transfer payments. On the Holdback Account Termination Date, Servicer shall calculate an amount equal to (x) the aggregate amount of funds held in the Holdback Account, minus (y) the aggregate Investor Allocable Dilution for the Early Amortization Period as to which no Series Allocable Dilution Adjustments have been received. The amount of such difference, if positive, will be paid to Transferor. The funds remaining in the Holdback Account after the payment of such amount to Transferor shall be transferred to the Master Collection Account and applied to the items listed in priorities first through fifth above, in that order (except that no such funds shall be allocated to Transferor or the Holdback Account pursuant to priority second and the amount allocable to the Principal Funding Account shall not be limited by application of the Investor Allocation Percentage).

      If, on any day, funds on deposit in the Master Collection Account and available for allocation under priority third are less than the amount of the obligations described therein, then the available Collections shall be allocated by Servicer to the holders of such obligations pro rata according to the respective amounts of such obligations held by them.

      On any Business Day falling after the Fully Funded Date, all Daily Series Collections shall be paid to Transferor in respect of the Transferor Certificate.

      SECTION 4.5 Withdrawals from the Equalization Account. On any Business Day during the Revolving Period on which no Early Amortization

Event or Unmatured Early Amortization Event exists, Servicer may instruct Trustee in writing to withdraw funds from the Equalization Account and apply such funds as Daily Series Collections, so long as the Net Invested Amount would not exceed the Base Amount after giving effect to such transfer and application. On the first day of the Amortization Period or an Early Amortization Period, Servicer shall instruct Trustee to transfer the entire balance in the Equalization Account to the Principal Funding Account.

      SECTION 4.6 Available Subordinated Amount. (a) If an Early Amortization Period begins, Servicer shall promptly calculate the Available Subordinated Amount as of the Early Amortization Calculation Date and report such amount in the Daily Report for the first day in the Early Amortization Period. Servicer shall also calculate the Available Subordinated Amount as of each Cut-Off Date falling in the Early Amortization Period, such calculation to be reflected in the related Monthly Report.

      (b) The Available Subordinated Amount as of the Early Amortization Calculation Date shall equal the product of (x) the Investor Allocation Percentage, multiplied by (y) the result of:

            (i) the product of the Unpaid Balance of Receivables held by Trustee at the opening of Business on the Early Amortization Calculation Date, multiplied by the Series Collection Allocation Percentage on that date; minus

            (ii) the sum of the lesser of the Base Amount and the Net Invested Amount and (B) the Carrying Cost Receivables Reserve at the opening of Business on the Early Amortization Calculation Date.

      (c) The Available Subordinated Amount, as of any Cut-Off Date in the Early Amortization Period, shall equal the result of:

            (i) the Available Subordinated Amount as of the preceding Cut-Off Date (or as of the Early Amortization Calculation Date, in the case of the first Cut-Off Date falling in the Early Amortization Period); minus

            (ii) the Investor Allocable Loss Amount with respect to the ASA Measuring Period ending on that Cut-Off Date; minus

            (iii) any Investor Allocable Dilution with respect to the ASA Measuring Period ending on that Cut-Off Date; plus

            (iv) subject to Sections 4.7 and 4.8, the Investor Allocable Recoveries and Investor Allocable Dilution Adjustments with respect to the ASA Measuring Period ending on that Cut-Off Date.

      (d) Notwithstanding the foregoing, in no event shall the Available Subordinated Amount at any time be less than zero or greater than the initial Available Subordinated Amount calculated pursuant to subsection (b).

      SECTION 4.7 Write-Offs and Recoveries. (a) In each Monthly Report required to be delivered during the Early Amortization Period, Servicer shall calculate the Investor Write-Offs and the Investor Allocable Recoveries for the most recently ended ASA Measuring Period.

      (b) If the Investor Write-Offs calculated in any Monthly Report exceed zero, the Invested Amount and the outstanding principal amount of the Series 1995-1 Certificates shall be reduced by the amount of the Investor Write-Offs with effect from the related Distribution Date.

      (c) If the Invested Amount has been reduced on account of any Investor Write-Offs, then any Investor Allocable Recoveries with respect to any Calculation Period ending after the reduction takes place shall be applied to reinstate the Invested Amount and the outstanding principal amount of the Series 1995-1 Certificates, to the extent of such prior reductions that have not previously been reinstated, with effect from the related Distribution Date. If Investor Allocable Recoveries are so applied to reinstate the Invested Amount and the outstanding principal amount of the Series 1995-1 Certificates on any Distribution Date, then Investor Allocable Recoveries shall be applied to increase the Available Subordinated Amount on the same Distribution Date only to the extent of the excess, if any, of the Investor Allocable Recoveries, minus the amount of Investor Allocable Recoveries so applied.

      SECTION 4.8 Certain Dilution in an Early Amortization Period. (a) In each Monthly Report required to be delivered during the Early Amortization Period, Servicer shall calculate the Investor Allocable Dilution and the Series Allocable Dilution Adjustments for the most recently ended ASA Measuring Period.

      (b) If the Investor Allocable Dilution calculated in any Monthly Report is greater than zero, and there are funds in the Holdback Account, then those funds (up to an amount equal to the amount of the Investor Allocable Dilution), shall be allocated (i) first, in accordance with priority first of Section 4.4,
(ii) second, to the Principal Funding Account, so long as the aggregate amount on deposit therein does not exceed the Invested Amount and (iii) third, in accordance with priorities third through fifth of Section 4.4, in that priority.

      (c) If the Available Subordinated Amount or the Invested Amount has been reduced on account of any Investor Allocable Dilution, then (i) any Series Allocable Dilution Adjustments with respect to any Calculation Period ending after the reduction takes place and (ii) any additional funds deposited in the Holdback Account (the "Investor Allocable Dilution Adjustments") shall be allocated (x) first, to reinstate the Invested Amount and the outstanding principal amount of the Series 1995-1 Certificates, and (y) second, to reinstate the Available Subordinated Amount, in each case to the extent not previously reinstated. Any amount so allocated on any day shall be allocated
(i) first, in accordance with priority first of Section 4.4, (ii) second, to the Principal Funding Account, so long as the aggregate amount on deposit therein does not exceed the Invested Amount and (iii) third, in accordance with priorities third through fifth of Section 4.4, in that priority.

      SECTION 4.9 Defeasance. On any Business Day falling in the Revolving Period (but with not less than three Business Days prior written notice from Servicer to the Holders), Servicer may, upon instruction from Transferor, cause the Series 1995-1 Certificates to be prepaid in full (but not in part) by causing the Series Interest to be conveyed to one or more Persons (who may be the holders of a new Series issued substantially contemporaneously with such prepayment, which new Series may have a greater Series Interest than Series 1995-1) for a cash purchase price in an amount equal to the sum of (a) the Invested Amount, plus (b) to the extent not available in the Carrying Cost Account, accrued and unpaid interest on the Series 1995-1 Certificates through the day of such prepayment (the "Refinancing Date"), plus (c) to the extent not available from funds set aside pursuant to priority fourth of Section 4.3, any Additional Amounts owed with respect to the Series 1995-1 Certificates (including any Additional Amounts arising as a result of such prepayment). No such prepayment or conveyance shall, however, be permitted if as a result thereof Transferor or any of its Affiliates would acquire such Series Interest or the underlying Receivables. The purchase price shall be deposited in the Principal Funding Account and shall be distributed to the Agent, for further distribution to the Holders, on the Refinancing Date in accordance with the terms of Section 5.2.

      SECTION 4.10 Calculation of Dilution. The Servicer may, in any Daily Report or Monthly Report, calculate Dilution for either Seller Group to exclude Incentive Payment Dilution if the following conditions are satisfied: (i) the Accrual Reserve is deducted in the calculation of Net Eligible Receivables for such Seller Group, and (ii) during the term of the Certificates and with respect to any calendar quarter or calendar year, Incentive Payment Dilution paid by the Sellers shall not have exceeded the Incentive Payment Accrual for such quarter or year by more than 20%.

ARTICLE V  DISTRIBUTIONS AND REPORTS

      SECTION 5.1 Distributions. On each Distribution Date and, with respect to clause (b), on each Principal Payment Date, other than a Distribution Date that may be a Refinancing Date, Trustee shall, in accordance with instructions set out in the applicable Daily Report, distribute to the Agent, for further distribution among the Holders, the following amounts:

            (a) accrued and unpaid interest on the ABR Tranche, and any additional interest payable pursuant to Section 4.1, to the extent funds are available for such payment in the Carrying Cost Account;

            (b) on each Principal Payment Date, all funds deposited in the Principal Funding Account on or prior to the most recent Cut-Off Date (but in no event in excess of the Invested Amount) shall be distributed in reduction of the Invested Amount;

            (c) if, on the Expected Final Payment Date or any Distribution Date falling in an Early Amortization Period, the funds on deposit in the Carrying Cost Account (less any Servicing Fee payable on that day to anyone other than a WRO Person) will be equal to or greater than the Invested Amount (after giving effect to the distribution required by subsection (b)), then an amount equal to such remaining Invested Amount shall be withdrawn from the Carrying Cost Account and distributed in reduction of the Invested Amount; and

            (d) any Additional Amounts payable with respect to Series 1995-1 Certificates to the extent that funds have been allocated for those Additional Amounts pursuant to priority fourth of Section 4.3 or priority fifth of Section 4.4.

      On each Distribution Date, Trustee shall also, in accordance with instructions set out in the applicable Daily Report, distribute the Servicing Fee to the Servicer to the extent that funds are available for that purpose in the Carrying Cost Account.

      On the last day of each Interest Period for a Eurodollar Tranche, Trustee shall, in accordance with instructions set out in the applicable Daily Report, distribute to the Agent, for further distribution among the Holders, accrued and unpaid interest on such Eurodollar Tranche, to the extent funds are available for such payment in the Carrying Cost Account.

      SECTION 5.2 Special Distributions on the Refinancing Date. On the Refinancing Date, Trustee shall, in accordance with instructions set out in the applicable Daily Report, distribute to the Agent, for further distribution among the Holders, the following amounts:

            (a) all interest accrued on the Series 1995-1 Certificates through the Refinancing Date, to the extent funds are available for such payment in the Carrying Cost Account or have been deposited in the Principal Funding Account pursuant to Section 4.9;

            (b) all funds deposited in the Principal Funding Account pursuant to Section 4.9; and

            (c) any Additional Amounts payable with respect to the Series 1995-1 Certificates to the extent that funds for those Additional Amounts have been allocated pursuant to priority fourth of Section 4.3 or priority fifth of Section 4.4 or deposited in the Principal Funding Account pursuant to Section 4.9.

      SECTION 5.3 Payments in Respect of Transferor Certificate. On each day on which funds are allocated for this purpose pursuant to Sections 4.3 and 4.4 (and subject to the terms of Section 4.4 relating to the Holdback Account), Trustee shall, in accordance with instructions set out in the applicable Daily Report, distribute to Transferor, in respect of the Transferor Certificate, all funds allocated for that purpose in accordance with those Sections. In addition, after the Invested Amount has been repaid in full and all interest and Additional Amounts owed to the Holders have been paid, any additional funds on deposit in the Carrying Cost Account, the Equalization Account or the Principal Funding Account shall similarly be paid to Transferor, in respect of the Transferor Certificate.

      SECTION 5.4 Daily Reports and Monthly Reports. Each Daily Report and Monthly Report shall be substantially in the applicable form set out in Exhibit B or C or in such other form as may be satisfactory to Servicer and Trustee and consistent with the terms of this Supplement and the Pooling Agreement. Copies of each Monthly Report shall be provided free of charge by the Trustee to purchasers of Series 1995-1 Certificates in connection with the initial distribution thereof and may be obtained free of charge upon request from the Trustee (and presentation of a confirmation evidencing the purchase of such beneficial interest) by subsequent purchasers.

      SECTION 5.5 Annual Tax Information. On or before February 15 of each calendar year, beginning with calendar year 1996, Servicer, on behalf of Trustee, shall furnish or cause to be furnished to each Person who at any time during the preceding calendar year was a Holder the information for the preceding calendar year, or the applicable portion thereof during which the Person was a Holder, as is required to be provided by an issuer of indebtedness under the Internal Revenue Code to the holders of the issuer's indebtedness and such other customary information as is necessary to enable such Holders to prepare their federal income tax returns. Servicer's obligations under the preceding sentence shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Agent to the specified Persons pursuant to the Pooling Agreement or any requirements of the Internal Revenue Code as from time to time in effect. Notwithstanding anything to the contrary contained in this Agreement, Trustee shall, to the extent required by applicable law, from time to time furnish to the appropriate Persons a Form 1099-INT within the period required by applicable law.

      SECTION 5.6 Periodic Perfection Certificate. On or before February 15 of each calendar year, beginning with calendar year 1996, Servicer, on behalf of Trustee, shall furnish or cause to be furnished to Trustee and the Agent an Officer's Certificate setting forth a list of all changes in (a) the name, identity or corporate structure of Transferor or any Seller and (b) the chief executive office of Transferor or any Seller (or in the place of business of Transferor or any Seller that has only one place of business) that have taken place since the date of the Officer's Certificate most recently delivered pursuant to this Section 5.6 (or since the Closing Date, in the case of the first such Officer's Certificate to be delivered), or indicating that no such events have taken place, and stating in each case what filings of UCC financing statements, or amendments thereto, relating to the Transaction Documents have been made in connection with each such event (identified the date and filing index numbers for each). Any financing statement identified in such an Officer's Certificate delivered to Trustee shall be deemed to have been identified to Trustee in writing for purposes of subsection 11.1(c)(v) of the Pooling Agreement. If any such new UCC financing statements are filed, Servicer shall cause Trustee to be named as secured party (in the case of any filing against Transferor) or assignee of the secured party (in the case of any filing against a Seller). Notwithstanding the foregoing, if any "Event of Default" or "Potential Event of Default" under (and as defined in) the WRO Credit Agreement occurs, Servicer shall deliver an Officer's Certificate covering the matters described above to Trustee and Agent not later than 10 days after the occurrence of such event, and for so long as any such event remains outstanding Servicer shall deliver such an Officer's Certificate on the last Business Day falling in each of March, June, September and December.

ARTICLE VI  EARLY AMORTIZATION EVENTS

      SECTION 6.1 Early Amortization Events. Each of the following shall constitute an "Early Amortization Event":

            (a)(i) failure on the part of Transferor or Servicer to make any payment of the principal amount of or any interest on the Series 1995-1 Certificates when due, or to make any deposit required by the terms of any Transaction Document on or before one Business Day after the date the deposit is required to be made, or to make any other payment, except any payment of the Servicing Fee to a WRO Person, required by the terms of any Transaction Document on or before five Business Days after the date such payment is required to be made; or (ii) failure on the part of any Seller to duly observe or perform in any material respect Section 6.1(f), 6.1(h), 6.1(j), 6.3(a), 6.3(b), 6.3(c), or 6.3(e) of the Purchase
      Agreement or Transferor to duly observe or perform in any material respect Section 7.2(c), 7.2(e), 7.2(f), 7.2(h), 7.2(i), 7.2(j), 7.2(k) or
      7.2(n) of the Pooling Agreement or clause (i) or (ii) of Section 7.02(d) of the Pooling Agreement, which failure continues unremedied for a period of five Business Days; or (iii) failure on the part of Transferor, Servicer or any Seller to duly observe or perform any provision of the Supplemental Agreement, which failure continues unremedied for a period of five Business Days; or (iv) failure on the part of Transferor, Guarantor, Servicer or any Seller duly to observe or perform any other covenant or agreement set forth in any Transaction Document, which failure continues unremedied for a period of 30 days; or (v) Guarantor gives notice of termination of the Seller Guaranty;

            (b) any representation or warranty made by a Seller in Section 5.1(d), 5.1(i), 5.1(o) or 5.1(r) of the Purchase Agreement or by Transferor in Section 2.3(a)(i), 2.3(a)(ii) or 7.1(i) of the Pooling Agreement shall prove to have been incorrect in any material respect when made, and continues to be incorrect in any material respect for a period of five Business Days, or any other representation or warranty made by Transferor, Servicer or any Seller in any Transaction Document shall prove to have been incorrect in any material respect when made, and continues to be incorrect in any material respect for a period of thirty days; provided that a mistake in representation of a Receivable as an Eligible Receivable shall not constitute an Early Amortization Event unless and until the applicable Seller has failed to make the cash payments (if any) owed under Section 3.3 of the Purchase Agreement in respect of the misrepresentation (it being understood that certain of such mistakes may result in a non-cash adjustment under the Purchase Agreement);

            (c) a Bankruptcy Event shall occur with respect to Transferor, Servicer, Guarantor or any Seller, or Transferor shall become unable, for any reason, to transfer Receivables Related Transferred Assets to the Trust in accordance with the provisions of this Agreement and the Pooling Agreement; provided that if, at the time any event that would, with the passage of time, become a Bankruptcy Event occurs as a result of a bankruptcy proceeding being filed against Transferor or any Seller, then, on and after the day on which the bankruptcy proceeding is filed until the earlier to occur of the dismissal of the proceeding and the Early Amortization Commencement Date, Transferor shall not purchase Receivables and Related Assets from the affected Seller or, if Transferor is the subject of the proceeding, transfer Receivables and Related Transferred Assets to the Trust;

            (d) the Trust or Transferor shall become an "investment company" within the meaning of the Investment Company Act of 1940, as amended;

            (e) the Net Invested Amount exceeds the Base Amount for a period of five or more consecutive Business Days;

            (f)  a Servicer Default occurs;

            (g) AMACAR Group and WRO, together, shall cease to own, directly or indirectly, 100% of the issued and outstanding capital stock of Transferor;

            (h) the Internal Revenue Service or the PBGC shall have filed one or more Tax or ERISA Liens against the assets of Transferor or any Seller (including Receivables) in an aggregate amount exceeding $250,000, unless such amounts (i) are bonded in a manner that satisfies the Approval Condition or (ii) relate to taxes in an aggregate amount not exceeding $250,000 which are contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained under GAAP;

            (i) the cessation of, or the failure to create, a valid first-priority perfected ownership or security interest in favor of Trustee in the Receivables or the rights of Transferor under the Purchase Agreement;

            (j) the Invested Amount is not paid in full on the Expected Final Payment Date;

            (k) any foreclosure or similar proceeding in respect of any adverse claim on the Purchase Money Note or the Transferor's common stock shall have been commenced; or title to any Transferor Note or Transferor's common stock shall pass to the holders of such adverse claim, it being understood that the grant of a security interest in the stock of Transferor or the Purchase Money Note to a creditor of a Seller that is party to an Intercreditor Agreement shall not be an Early Amortization Event;

            (l) an event of default shall have occurred under the WRO Credit Agreement or any other any mortgage, bond, indenture, loan agreement or other document evidencing any Debt of WRO or any Subsidiary, which Debt is outstanding in a principal amount of at least $2,500,000 in the aggregate, and the existence of such default would permit the holders of such Debt to cause it to become, whether by declaration or otherwise, due and payable prior to the date on which it would otherwise become due and payable or (ii) a default shall have occurred in any payment when due at final maturity of any such Debt;

            (m) Transferor shall not be able to pay the purchase price for new Receivables by increasing the principal amount of the Seller Account and such condition continues for five consecutive Business Days; or

            (n) the Intercreditor Provisions shall be amended without the prior written consent of the Trustee, and such condition shall continue unremedied for a period of 5 Business Days.

      SECTION 6.2 Early Amortization Period. Upon the occurrence and continuance of any Early Amortization Event described in subsection 6.1(c),
(d), (i), (j) or (k), an Early Amortization Period shall commence without any notice or other action on the part of Trustee or the Series 1995-1 Certificateholders, immediately upon the occurrence of such Early Amortization Event, except that if an Early Amortization Event described in subsection 6.1(c) occurs as the result of the occurrence of a Bankruptcy Event with respect to one or more Sellers the Receivables originated by which made up less than 10% of the aggregate Unpaid Balance of Receivables held by the

Trust as of the date of the commencement of the proceeding that gave rise to the first such Bankruptcy Event, then an Early Amortization Period shall not commence unless Required Series Holders declare it to have commenced. On the tenth day after Transferor receives notice or otherwise becomes aware of the occurrence of any Early Amortization Event described in subsection 6.1(a), (e),
(h) or (l) an Early Amortization Period shall commence without any notice or other action on the part of Trustee or the Series 1995-1 Certificateholders, unless waived by the Required Series Holders or otherwise cured prior to such tenth day. Upon the occurrence and continuance of any event described in any subsection above (including subsection 6.1(a), (c), (d), (e), (h), (i) or (j)), after the applicable grace period, if any, set forth in such subsection, Trustee may (and, at the direction of the Required Series Holders, shall) by notice then given in writing to Transferor and Servicer, declare that an Early Amortization Period has commenced as of the date of Transferor's receipt of the notice.

ARTICLE VII  OPTIONAL REDEMPTION; INDEMNITIES

      SECTION 7.1 Optional Redemption of Investor Interests. On any Distribution Date occurring during an Early Amortization Period with respect to the Series 1995-1 Certificates on or after the date that the Invested Amount is reduced to ten percent or less of the sum of the Stated Amounts, Transferor shall have the option to redeem the Series 1995-1 Series Interest. The purchase price will be an amount equal to the Invested Amount plus accrued and unpaid interest (and accrued and unpaid interest with respect to interest that was due but not paid on any prior Distribution Date) through the day preceding the Distribution Date at the Certificate Rate applicable to the Series plus the aggregate amount by which the Invested Amount has been reduced on account of Investor Write-Offs and Investor Allocable Dilution (and not subsequently reinstated). Upon the tender of the outstanding Certificates of the Series by the Certificateholders, Trustee shall distribute the amounts, together with all funds on deposit in the Principal Funding Account that are allocable to the Series 1995-1 Certificates, to the Certificateholders of the Series on the next Distribution Date in repayment of the principal amount and accrued and unpaid interest owing to the Certificateholders. Following any redemption, the Certificateholders of the Series shall have no further rights with respect to the Receivables. In the event that Transferor fails for any reason to deposit in the Principal Funding Account the aggregate purchase price for the Series 1995-1 Certificates, payments shall continue to be made to the Certificateholders of the Series in accordance with the terms of the Pooling Agreement and this Supplement.

      SECTION 7.2 Indemnification by Transferor. Transferor hereby agrees to indemnify the Trust, Trustee, each Holder of a Series 1995-1 Certificate and each of the successors, permitted transferees and assigns of any such Person and all officers, directors, shareholders, controlling Persons, employees, affiliates and agents of any of the foregoing (each of the foregoing Persons individually being called a "Transferor Indemnified Party"), forthwith on demand, from and against any and all damages, losses, claims (whether on account of settlements or otherwise, and whether or not the relevant Indemnified Party is a party to any action or proceeding that gives rise to any Transferor Indemnified Losses (as defined below)), judgments, liabilities and related reasonable costs and expenses (including reasonable attorneys' fees and disbursements) (all of the foregoing collectively being called "Transferor Indemnified Losses") awarded against or incurred by any of them that arise out of or relate to this Agreement, any other Transaction Document or any of the transactions contemplated herein or therein or the use of proceeds herefrom or therefrom (including any Transferor Indemnified Losses (i) relating to any Adverse Claim, without regard to whether such Adverse Claim was a Permitted Adverse Claim or (ii) arising from any failure to make any filing or obtain any consent as required by the Federal Assignment of Claims Act with respect to any Receivables).

      Notwithstanding the foregoing, in no event shall any Transferor Indemnified Party be indemnified for any Transferor Indemnified Losses (i) resulting from gross negligence or willful misconduct on the part of such Transferor Indemnified Party (or the gross negligence or willful misconduct on the part of any of its officers, directors, employees, affiliates or agents),
(ii) to the extent they include Transferor Indemnified Losses in respect of Receivables and reimbursement therefor that would constitute credit recourse to Transferor for the amount of any Receivable or Related Transferred Asset not paid by the related Obligor, (iii) to the extent they are or result from lost profits, (iv) to the extent they are or result from taxes (including interest and penalties thereon) asserted with respect to (A) distributions on the Series 1995-1 Certificates, (B) franchise or withholding taxes imposed on any Transferor Indemnified Party other than the Trust or Trustee in its capacity as Trustee, or (C) federal or other income taxes on or measured by the net income of such Transferor Indemnified Party and costs and expenses in defending against the same, or (v) to the extent they constitute consequential, special or punitive damages.

      If for any reason the indemnification provided in this section is unavailable to a Transferor Indemnified Party or is insufficient to hold a Transferor Indemnified Party harmless, then Transferor shall contribute to the amount paid by the Transferor Indemnified Party as a result of any loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Transferor Indemnified Party on the one hand and Transferor on the other hand, but also the relative fault (if any) of the Transferor Indemnified Party and Transferor and any other relevant equitable considerations.

      SECTION 7.3 Indemnification by Servicer. Servicer agrees that each Agent and each Holder of a Series 1995-1 Certificate shall be an "Indemnified Party" for purposes of the Pooling Agreement.

ARTICLE VIII  MISCELLANEOUS

      SECTION 8.1 Governing Law. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

      SECTION 8.2 Counterparts. This Supplement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

      SECTION 8.3 Severability of Provisions. If any one or more of the provisions or terms of this Supplement shall for any reason whatsoever be held invalid, then the unenforceable provision(s) or term(s) shall be deemed severable from the remaining provisions or terms of this Supplement and shall in no way affect the validity or enforceability of the other provisions or terms of this Supplement.

      SECTION 8.4 Amendment, Waiver, Etc. This Supplement may be amended, subject to Section 13.1 of the Pooling Agreement and Section 10.1 of the Certificate Purchase Agreement, from time to time by Servicer, Transferor and Trustee by a written instrument signed by each of them, without the consent of any Holders; provided that such action shall not adversely affect in any material respect the interests of any Holder; and provided further, that for purposes of this Supplement, any decrease in an applicable Certificate Rate or any postponement of the applicable Expected Final Payment Date shall be deemed to materially adversely affect the interests of a Holder. This Supplement also may be amended, modified or waived from time to time by Servicer, Transferor and Trustee with the consent of the Required Series Holders to the extent permitted by Section 13.1 of the Pooling Agreement and Section 10.1 of the Certificate Purchase Agreement, and the terms of that section shall apply to any such amendment, modification or waiver.

      SECTION 8.5 Trustee. Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplement or for or in respect of the recitals contained herein, all of which recitals are made solely by Transferor and Servicer.

      SECTION 8.6 Instructions in Writing. All instructions given by Servicer to Trustee pursuant to this Supplement shall be in writing, and may be included in a Daily Report or Monthly Report.

      SECTION 8.7 Rule 144A. So long as any of the Series 1995-1 Certificates are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, Transferor shall, unless it becomes subject to and complies with the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or rule 12g3-2(b) thereunder, provide to any Holder of such restricted securities, or to any prospective purchaser of such restricted securities designated by a Holder, upon the request of such Holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Act.

      SECTION 8.8 Supplemental Ratings Requirement. So long as any of the Series 1995-1 Certificates are outstanding, if any provision of the Purchase Agreement, the Pooling Agreement, this Supplement or the Certificate Purchase Agreement requires a person or investment to have a certain rating from S&P, and such person or investment is also rated by DCR, such provision shall be read to also require a rating from DCR that is equivalent to the required rating from S&P.

      SECTION 8.9 No Recourse. None of the directors, officers or employees of Transferor shall have any liability to any Person, including, without limitation, the Trustee or any Purchaser, for any action undertaken or any certificate delivered or information delivered by such director, officer or employee hereunder, except to the extent of the gross negligence or willful misconduct of such director, officer or employee in connection therewith.

      IN WITNESS WHEREOF, Transferor, Servicer and Trustee have caused this Supplement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

                              NOTEPAD FUNDING CORPORATION,
                              as Transferor


                              By:
                                 -----------------------------
                              Name:
                                   ---------------------------
                              Title:
                                    --------------------------


                              WILLIAMHOUSE-REGENCY OF
                              DELAWARE, INC., as Servicer

                              By:
                                 -----------------------------
                              Name:
                                   ---------------------------
                              Title:
                                    --------------------------


                              MANUFACTURERS AND TRADERS
                              TRUST COMPANY, as Trustee

                              By:
                                 -----------------------------
                              Name:
                                   ---------------------------
                              Title:
                                    --------------------------

                                                                       EXHIBIT A
                                                 to the Series 1995-1 Supplement

                       FORM OF SERIES 1995-1 CERTIFICATE

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN CONTRAVENTION OF THAT ACT. THIS CERTIFICATE WILL BE NOT ACCEPTED FOR REGISTRATION OF TRANSFER EXCEPT UPON PRESENTATION OF EVIDENCE SATISFACTORY TO THE REGISTRAR AND AGENT THAT THE RESTRICTIONS ON TRANSFER SET FORTH IN THE POOLING AGREEMENT HAVE BEEN COMPLIED WITH.

THIS CERTIFICATE MAY NOT BE TRANSFERRED, ASSIGNED OR OTHERWISE CONVEYED UNLESS THE PRINCIPAL AMOUNTS BALANCE OF CERTIFICATES TRANSFERRED PURSUANT TO SUCH TRANSFER IS EQUAL TO AT LEAST 2.1% OF THE AGGREGATE PRINCIPAL AMOUNTS BALANCE OF ALL OUTSTANDING CERTIFICATES. THIS CERTIFICATE MAY NOT BE SUBDIVIDED INTO A PRINCIPAL AMOUNTS BALANCE LESS THAN 2.1% OF THE AGGREGATE PRINCIPAL AMOUNTS BALANCE OF ALL OUTSTANDING CERTIFICATES.


             NOTEPAD FUNDING TRADE RECEIVABLES BACKED CERTIFICATES

                           SERIES 1995-1 CERTIFICATE



                                                       Maximum Principal Amount:

                  First Distribution Date:                    $_________________

      THIS CERTIFIES THAT _________________ is the registered owner of a nonassessable, fully-paid, fractional undivided interest in the Notepad Funding Receivables Master Trust (the "Trust") that was created pursuant to (a) the Pooling and Servicing Agreement, dated as of October 31, 1995 (as the same may be amended, supplemented or otherwise modified from time to time, the "Pooling Agreement"), among NOTEPAD FUNDING CORPORATION, a Delaware corporation, ("Transferor"), WILLIAMHOUSE-REGENCY OF DELAWARE, INC., a Delaware corporation, ("Servicer"), and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation, as trustee (together with its successors and assigns in such capacity, "Trustee") and (b) the Supplement dated as of October 31, 1995 relating to the Series 1995-1 Certificates (the "Supplement"). This Certificate is one of the duly authorized Series 1995-1 Certificates designated and issued under the Pooling Agreement and the Supplement. Except as otherwise defined herein, capitalized terms have the meanings that Appendix A to the Pooling Agreement assigns to them. This Certificate is subject to the terms, provisions and conditions of, and is entitled to the benefits afforded by, the Pooling Agreement and the Supplement, to which terms, provisions and conditions the Holder of this Certificate by virtue of the acceptance hereof assents and by which the Holder is bound.

      Unless the certificate of authentication hereon shall have been executed by or on behalf of Trustee by the manual signature of a duly authorized signatory, this Certificate shall not entitle the Holder hereof to any benefit under the Transaction Documents or be valid for any purpose.

      This Certificate does not represent a recourse obligation of, or an interest in, Transferor, any Seller, Servicer, Trustee or any Affiliate of any of them. This Certificate is limited in right of payment to the Transferred Assets.

      By its acceptance of this Certificate, each Holder hereof (a) acknowledges that it is the intent of Transferor, and agrees that it is the intent of the Holder that, for Federal, state and local income and franchise tax purposes only, the Series 1995-1 Certificates (including this Certificate) will be treated as evidence of indebtedness secured by the Transferred Assets and the Trust not be characterized as an association taxable as a corporation,
(b) agrees to treat this Certificate for Federal, state and local income and franchise tax purposes as indebtedness and (c) agrees that the provisions of the Transaction Documents shall be construed to further these intentions of the parties.

      This Certificate shall be construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles, and all obligations, rights and remedies under or arising in connection with this Certificate shall be determined in accordance with the laws of the State of New York.

      IN WITNESS WHEREOF, Transferor has caused this Certificate to be executed by its officer thereunto duly authorized.

                                        NOTEPAD FUNDING
                                        CORPORATION

                                       By:
                                       -----------------------
                                       Title:
                                       -----------------------

                    TRUSTEE'S CERTIFICATE OF AUTHENTICATION


      This is one of the Series 1995-1 Certificates referred to in the Pooling Agreement, as supplemented by the Supplement.

                                MANUFACTURERS AND TRADERS TRUST COMPANY, as
                                Trustee


                                By:
                                   ---------------------------
                                  Title:
                                        ----------------------


Dated: ____________, 1995

                               PURCHASES AND REPAYMENTS


                                     Principal
                                      Amount         Outstanding
                                     Purchase         Principal
Amount Purchased                      Repaid           Balance           Stated Account
- ----------------                     --------        -----------         --------------




                      Interest
Based    Eurodollar  Period (if     Based   Eurodollar    Base    Eurodollar
Rate        Rate     applicable)    Rate       Rate       Rate       Rate        Reduction
- --------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------
